Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191706
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
SUPPLEMENT NO. 8 DATED JULY 20, 2017
TO THE PROSPECTUS DATED APRIL 27, 2017
This Supplement No. 8 supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT II, Inc., dated April 27, 2017, Supplement No. 2 dated May 18, 2017, which consolidated and replaced all previous supplements to the prospectus, Supplement No. 3, dated May 30, 2017, Supplement No. 6, dated June 23, 2017 and Supplement No. 7, dated July 7, 2017. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.
The purpose of this prospectus supplement is to describe the following:

(1)	the status of our offering and duration of our offering; and

(2)	updates regarding the automatic purchase plan.
Status of Our Offering and Duration of Our Offering
We commenced our initial public offering of $2,350,000,000 of shares of our common stock (the “Offering”), consisting of up to $2,250,000,000 of shares in our primary offering and up to $100,000,000 of shares pursuant to our distribution reinvestment plan, on May 29, 2014. As of the date of this supplement, we are publicly offering shares of Class A common stock, shares of Class I common stock and shares of Class T common stock, in any combination with a dollar value up to the maximum offering amount. As of July 18, 2017, we had accepted investors’ subscriptions for and issued approximately 77,818,000 shares of Class A common stock, 2,028,000 shares of Class I common stock and 23,105,000 shares of Class T common stock in the Offering, resulting in receipt of gross proceeds of approximately $770,868,000, $18,459,000 and $221,409,000, respectively, for total gross proceeds raised of $1,010,736,000. As of July 18, 2017, we had approximately $1,339,264,000 in Class A shares, Class I shares and Class T shares of common stock remaining in the Offering.
On May 1, 2017, we filed a Registration Statement on Form S-11 (the “Follow-On Offering Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) to register up to $332,500,000 of shares of Class A common stock, Class I common stock, and Class T common stock to be offered to the public on a best efforts basis pursuant to a proposed follow-on offering and up to $17,500,000 of shares of Class A common stock, Class I common stock, and Class T common stock pursuant to our distribution reinvestment plan. Accordingly, pursuant to Rule 415 promulgated under the Securities Act, we extended our current Offering until the earlier of the SEC effective date of the Follow-On Offering Registration Statement or November 25, 2017, the date that is 180 days after the third anniversary of the SEC effective date of the Offering. As of the date of this supplement, the Follow-On Offering Registration Statement has not been declared effective by the SEC. We reserve the right to terminate the Offering at any time prior to these dates.
Our board of directors determined to terminate our Offering on November 24, 2017. Our board of directors may revise the offering termination date as necessary in its discretion.
Automatic Purchase Plan
The following information supersedes and replaces the first and second sentences of the “Plan of Distribution - Automatic Purchase Plan” section beginning on page 179 of the prospectus:
Investors who desire to purchase shares in this Offering at regular intervals may be able to do so by electing to participate in the automatic purchase program by completing an enrollment form that we will provide upon request. Alabama, Maryland, Nebraska, New Jersey, North Carolina and Ohio investors are not eligible to participate in the automatic purchase program.
Revised Form of Automatic Purchase Program Enrollment Form
A revised form of our Automatic Purchase Program Enrollment Form is attached as Appendix D and supersedes and replaces Appendix D in the prospectus.

AUTOMATIC PURCHASE PROGRAM ENROLLMENT FORM

Complete this form if you wish to purchase shares of Carter Validus Mission Critical REIT II, Inc. at regular intervals through a transfer of funds from your bank account directly to your Carter Validus Mission Critical REIT II, Inc. investment account. Investors who acquired shares through a transfer of ownership or transfer on death and wish to make additional investments must complete the Carter Validus Mission Critical REIT II, Inc. Subscription Agreement. Custodial accounts are also not eligible to participate in the Automatic Purchase Program. Maryland, Nebraska, North Carolina, New Jersey, Alabama and Ohio investors are not eligible to participate in this Automatic Purchase Program.

1. Investor Information - SSN or TIN Required

Investor #1 Name: SSN/Tax ID: DOB:

Investor #2 Name: SSN/Tax ID: DOB:

Street Address:

City: State: Zip Code:

Optional
Mailing Address:

City: State: Zip Code:

Phone (day): Phone (evening):

E-mail: Account Number:

☐ US Citizen ☐ US Citizen residing outside the US

☐ Foreign citizen, country:

☐ Check here if you are subject to backup withholding

2. Investment Information

Monthly Investment Amount ($100/month minimum): Financial Institution Name:

Mailing Address:

City: State: Zip Code:

ABA/ Routing Number: Account Number: ☐ Checking ☐ Savings

Please enclose a voided check for the appropriate account to participate in the Automatic Purchase Program. By enclosing a voided check you authorize Carter Validus Mission Critical REIT II, Inc. to begin making electronic debits from the account designated by the enclosed voided check on the last business day of each month. Such deductions and investments will continue until you notify Carter Validus Mission Critical REIT II, Inc. in writing to change or discontinue them. Should your account contain insufficient funds to cover the authorized deduction, no deduction or investment will occur. In such event, your bank may charge you a fee for insufficient funds.

3. Broker-Dealer and Financial Advisor Information

Broker-Dealer Name

Financial Advisor's Name Rep Number

Financial Advisor's Firm Name Branch ID

Financial Advisor's Address

Financial Advisor's City State ZIP

Financial Advisor's Phone Financial Advisor's Fax

Financial Advisor's E-Mail Address

CURRENT FORM AS OF 7/13/17 VERSION I

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3. Broker-Dealer and Financial Advisor Information, continued

This Subscription was made as follows:

☐ Through a participating Broker-Dealer

☐ Through a participating RIA

☐ *Friends and Family Purchase

* Please refer to the prospectus for further information on friends and family discounts and consult with your broker-dealer or financial advisor to determine wheather you qualify for such discounts.

Based on the information I obtained from the investor regarding the investor's financial situation and investment objectives, I hereby certify to CVMC REIT II, that I have reasonable grounds to believe that the purchase of the shares by the investor is suitable for this investor and such investor has sufficient net worth and is in a position to realize the benefits of an investment in the shares, and further that I have (a) informed the investor of all aspects of liquidity and marketability of this investment, including the restrictions on transfers of the shares, (b) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's principal state of residence or principal state of business, as applicable, (c) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (d) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

If a Registered Associate of a FINRA member firm or a Registered Investment Advisor, I hereby certify that I am properly licensed and I am registered in the state of sale. State of sale is defined as the investor's principal place of residence or principal place of business, as applicable.

Signature of Financial Advisor ______________________ Date ________

Branch Manager Signature (if required by Broker-Dealer) ______________________ Date ________

4. Investor Signatures

By signing below, you agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current Prospectus (as Supplemented) or the Subscription Agreement relating to such investment, or if you change your registered representative, you will promptly notify Carter Validus Mission Critical REIT II, Inc. in writing of the fact at the address set forth below.

Signature of Investor: ______________________ Date: ________

Signature of Joint Investor: ______________________ Date: ________

Please consult your Financial Representative if you have any material changes which might affect your ability to meet the applicable suitability requirements.

Once Complete Send To:

Regular Mail

Investment Processing Department
c/o DST Systems, Inc.
P.O. Box 219731
Kansas City, MO 64121-9731
Investors: 888.292.3178
Financial Advisors: 877.907.1148

Overnight Mail

Investment Processing Department
c/o DST Systems, Inc.
430 W. 7th Street
Kansas City, MO 64105
Investors: 888.292.3178
Financial Advisors: 877.907.1148

7/17 CV20012-I

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